CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Marmann, McCrary & Associates, P.C.
Certified Public Accountants

900 E. 2nd Street
Sheffield, AL 35660
(256) 381-1473



December 17, 2003


Foresight Funds, Inc.
24695 Deer Ridge Lane
Athens, AL 35613

Gentlemen:

We hereby consent to use in the Pre-Effective Amendments to the Registration Statement on Form N-1A of the Foresight Funds, Inc. our report dated December 7, 2003, relating to the Statement of Net Assets of Foresight Value Fund as of November 21, 2003, which appears in the Fund's Statement of Additional Information. We also consent to the reference to us under the headings "Independent Public Accountants" in such Registration Statement.


Marmann, McCrary & Associates, P.C